Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Vroom, Inc. of our report dated March 13, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Vroom, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2023.

PricewaterhouseCoopers LLP

New York, New York
August 8, 2024